Exhibit 99.2

eLandia Obtains Clarification from U.S. Court-Appointed Receiver

Confirms that eLandia Assets, Operations, and Subsidiaries

Not Part of Receivership Estate

CORAL GABLES, Fla., June 3, 2009 (GLOBE NEWSWIRE) — eLandia (OTCBB:ELAN - News), a leading technology enabler of emerging markets, today announced that it has received clarification from the U.S. court-appointed Receiver that the assets and business operations of eLandia and its subsidiaries are not part of the Stanford Group Company Receivership Estate. The clarification also noted that in February, the Stanford International Bank (SIBL) entered into a voting trust agreement pursuant to which it transferred its shares of eLandia common and Series B Convertible Preferred Stock to a voting trustee, and in return was issued voting trust certificates. The voting trustee was given voting power with respect to all shares of stock placed in the voting trust by SIBL. The certificates represent Stanford’s rights in the shares.

“We appreciate the Receiver’s commitment to clarifying its position,” said Pete Pizarro, eLandia’s chief executive officer. “This clarification represents affirmation for eLandia employees, customers, partners, and shareholders that our strategic direction and focus continue to warrant their confidence.”

As of March 31, 2009, eLandia had more than $64 million in shareholder equity and more than $32 million in cash. The company’s quarterly Form 10-Q includes its financial statements and more information about the impact to eLandia of the Stanford International Bank and Stanford Group Company’s collapse.

“We are delighted to be able to move forward as we execute our strategic plan in 2009,” said Pizarro. “Our market presence and strong balance sheet enables us to inspire greater confidence and to deliver on our goal of enabling organizations in emerging markets.”

About eLandia: With over 3000 business customers and a presence in 17 countries, eLandia (OTCBB:ELAN - News), and its family of companies deliver an array of information and communications technology (ICT) services to emerging markets experiencing rapid development, predominantly focusing on Latin America, the Caribbean and the South Pacific. eLandia assists its customers to implement world-class integrated infrastructure solutions and cutting-edge networking technologies, and to build highly-qualified local workforces to enable their businesses to transform and integrate into the global economy. For more information, please visit www.elandiagroup.com.

This press release and other statements to be made by the Company contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, including but not limited to statements relating to projections and estimates of earnings, revenues, cost-savings, expenses, or other financial items; statements of management’s plans, strategies, and objectives for future operations, and management’s expectations as to future performance and operations and the time by which objectives will be achieved; statements concerning proposed new products and services; and statements regarding future economic, industry, or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “believe,” expect,” anticipate,” project,” and conditional verbs such as “may,” “could,” and “would,” and other similar expressions. Such forward-looking statements reflect management’s current expectations, beliefs, estimates, and projections regarding the Company, its industry and future events, and are based upon certain assumptions made by management. These forward-looking statements are not guarantees of future performance and necessarily are subject to risks, uncertainties, and other factors (many of which are outside the control of the Company) that could cause actual results to differ materially from those anticipated.

Contact:

eLandia

Javier Rodriguez

305-415-8800

jrodriguez@elandiagroup.com